Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying audited financial statements and related notes thereto contained in Exhibit 99.2 to the Current Report of SJW Group to which this discussion is attached (the “Audited Consolidated Financial Statements”). As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the terms “we,” “our,” “us” and the “Company” refer to Connecticut Water Service, Inc., a Connecticut corporation, and do not, unless otherwise specified, include its subsidiaries.

FINANCIAL CONDITION

Executive Overview

Connecticut Water Service, Inc. is a non-operating holding company, whose income is derived from the earnings of its six wholly-owned subsidiary companies, as of December 31, 2017: The Connecticut Water Company (“Connecticut Water”), The Heritage Village Water Company (“HVWC”), The Avon Water Company (“Avon Water”), The Maine Water Company (“Maine Water”), New England Water Utility Services, Inc. (“NEWUS”), and Chester Realty Company (“Chester Realty”). Connecticut Water, HVWC, Avon Water and Maine Water are our regulated water companies (together, the “Regulated Companies”).

In 2017, approximately 95% of the Company’s net income was attributable to the water operations of the Regulated Companies, which combined had 135,645 customers throughout 80 municipalities in Connecticut and Maine, as of December 31, 2017. The rates charged for service by Connecticut Water, HVWC and Avon Water are subject to review and approval by the Connecticut Public Utilities Regulatory Authority (“PURA”). The rates charged for service by Maine Water are subject to review and approval by the Maine Public Utilities Commission (“MPUC”).

The Heritage Village Water Company Acquisition

As previously reported, on May 10, 2016, the Company announced that it had reached an agreement to acquire HVWC, pending a vote of HVWC shareholders, approval by PURA and MPUC and the satisfaction of other various closing conditions, pursuant to the terms of Agreement and Plan of Merger dated May 10, 2016 between and among HVWC, the Company, and HAC, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). HVWC serves approximately 4,700 water customers in the Towns of Southbury, Middlebury, and Oxford, Connecticut and approximately 3,000 wastewater customers in the Town of Southbury, Connecticut.

The acquisition was executed through a stock-for-stock merger transaction valued at approximately $16.9 million. Holders of HVWC common stock received shares of the Company’s common stock in a tax-free exchange. In addition, the transaction reflected a total enterprise value of HVWC of approximately $21.5 million, with the $16.9 million paid to shareholders in a stock exchange and the assumption by the Company of approximately $4.6 million of debt held by HVWC at the time of the acquisition.

The Company received regulatory approval from MPUC on September 28, 2016 and from PURA on December 5, 2016, to proceed with the transaction. The shareholders of HVWC voted to approve the acquisition at a special meeting of HVWC’s shareholders held on February 27, 2017.

On February 27, 2017, the Company completed the acquisition of HVWC by completing the merger of the Company’s wholly-owned subsidiary HAC, Inc. with and into HVWC, with HVWC as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the Merger, the holders of HVWC’s 1,620 issued and outstanding shares of common stock became entitled to receive an aggregate of 300,445 shares of the Company’s common stock in a tax-free exchange, which exchange was commenced promptly by the issuance of a letter of transmittal and related materials by Connecticut Water’s exchange agent.

The Avon Water Company Acquisition

As previously reported, on October 12, 2016, the Company announced that it had reached an agreement to acquire Avon Water, pending a vote of Avon Water shareholders, approval by PURA and the MPUC and the satisfaction of other various closing conditions, pursuant to the terms of that certain Agreement and Plan of Merger dated October 11, 2016 as amended on March 29, 2017 between and among Avon Water, the Company, and WC-A I, Inc., the Company’s wholly-owned Connecticut subsidiary (the “Merger Agreement”). Avon Water serves approximately 4,800 customers in the Farmington Valley communities of Avon, Farmington, and Simsbury, Connecticut.

On February 10, 2017, Connecticut Water received regulatory approval from MPUC and on April 12, 2017, Connecticut Water received regulatory approval from PURA to proceed with the transaction. The shareholders of Avon Water voted to approve the acquisition at a special meeting of Avon Water’s shareholders held on June 16, 2017.

Effective July 1, 2017, the Company completed the acquisition of Avon Water by completing the merger of Connecticut Water’s wholly-owned subsidiary WC-A I, Inc. with and into Avon Water, with Avon Water as the surviving corporation, pursuant to the terms of the Merger Agreement and Connecticut corporate law. Upon the effective time of the Merger, the holders of Avon Water’s 122,289 issued and outstanding shares of common stock became entitled to receive the following merger consideration for each share of Avon Water common stock held: (i) a cash payment of $50.11; and (ii) a stock consideration component, consisting of 3.97 shares of the Company’s common stock.

The transaction was completed through a stock-for-stock exchange where Avon Water shareholders received the Company’s common stock valued at approximately $26.9 million, in a tax-free exchange, and a cash payment of $6.1 million for a total payment to shareholders of $33.0 million. The transaction reflects a total enterprise value of approximately $39.1 million, with the $33.0 million paid to shareholders and the assumption by the Company of approximately $6.1 million of debt held by Avon Water at the time of acquisition.

In 2007, the Connecticut General Assembly passed the Water Infrastructure and Conservation Adjustment (“WICA”) Act. WICA allows Connecticut Water to add a surcharge to customers’ bills, subject to an expedited review and approval by PURA and no more than twice a year, to reflect the replacement of certain types of aging utility plant; principally water mains, meters, service lines and water conservation related investments. Connecticut Water has been using the WICA surcharge since 2009. Similarly, beginning in June 2013, a Water Infrastructure Charge (“WISC”) became available in Maine that allows for expedited recovery of investment in water system infrastructure replacement, both treatment and distribution. Maine Water implemented the WISC mechanism in all of their systems in 2014.

Since 2013, Connecticut law has authorized a Water Revenue Adjustment (“WRA”) to reconcile actual water demands with the demands projected in the last general rate case and allows companies to adjust rates as necessary to recover the revenues approved by PURA in the last general rate case. The WRA removes the financial disincentive for water utilities to develop and implement effective water conservation programs. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. Additionally, the cap for WICA charges has been raised to 10%, from 7.5%, between general rate cases and expands the eligible projects to include energy conservation projects, improvements required to comply with streamflow regulations, and improvements to acquired systems. Currently, Connecticut Water and HVWC make use of the WRA mechanism.

Connecticut Water and HVWC’s allowed revenues for the year ended December 31, 2017, as approved by PURA during our 2010 general rate case and including subsequently approved WICA surcharges, were approximately $80.7 million. Through normal billing for the year ended December 31, 2017 operating revenue for Connecticut Water and HVWC would have been approximately $76.4 million had the WRA not been implemented. As a result of the implementation of the WRA, Connecticut Water and HVWC recorded $4.3 million in additional revenue for the year ended December 31, 2017. During the years ended December 31, 2016 and 2015, Connecticut Water recorded $1.1 million and $1.6 million, respectively, in additional revenue related to the WRA. Avon Water does not currently use the WRA mechanism.

On February 6, 2018, Connecticut Water filed a petition with PURA to reopen Connecticut Water’s 2010 rate case (previously reopened in 2013) proceeding for the limited purpose of approving a Settlement Agreement entered into by Connecticut Water and the Connecticut Office of Consumer Counsel (“OCC”) (the “Agreement”). The Agreement contemplates a change in Connecticut Water’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following two components: (1) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to Connecticut Water’s Rockville Water Treatment Plant; and (2) the folding in to base rates of the Company’s present WICA surcharges. In addition, the Agreement provides that:

1.

Upon implementation of new rates under the Agreement, until such time as new rates are adopted in a general rate case, through a temporary modification of the earnings sharing mechanism, Connecticut Water customers will receive one hundred percent of any earnings in excess of levels allowed by law rather than limiting such customer credits to 50% as contemplated by applicable law;

2.	Connecticut Water agrees it will not file for a general increase of Connecticut Water’s base rates to be effective before January 1, 2020;

3.	The pending proceeding initiated by PURA in Docket No. 09-12-11RE03, Application of The Connecticut Water Company for Amended Rates – Federal Tax Cuts and Jobs Act shall be closed; and

4.

Connecticut Water shall continue to make investments in infrastructure replacement consistent with its approved WICA plan. Connecticut Water shall be allowed to continue to pursue recovery of eligible projects through WICA.

The Agreement provides that, if PURA does not fully approve the Agreement in its entirety, it shall be deemed withdrawn. Accordingly, the Agreement has no operative effect unless and until it is approved by PURA. Connecticut Water is not able to predict with certainty the ultimate timing of PURA’s final action on the Agreement. No assurance can be given that PURA will approve the Agreement and permit some or all of the terms contained in the Agreement requested by the parties.

The Company has and will continue to focus on minimizing operating costs that are passed along to its customers without sacrificing the quality service it values and the customers demand. At the same time, the Company will continue to employ its current strategy of timely collection of appropriate costs and a fair rate of return for its shareholders through appropriate rates for its regulated water service while looking to expand through targeted acquisitions.

While the Company plans to file timely rate cases, continue to make acquisitions, similar to the completed HVWC and Avon Water acquisitions, and, in the future, utilize the WICA and WISC adjustments to allow for more timely recovery of investment in utility plant, it will also look to NEWUS and Maine Water to increase its earnings in unregulated businesses. The Company will continue to seek out maintenance and service contracts with new customers and renew existing contracts that have proven to be beneficial to the Company, as well as to continue the expansion of the Linebacker® program.

Regulatory Matters and Inflation

The Company, like all other businesses, is affected by inflation, most notably by the continually increasing costs required to maintain, improve, and expand its service capabilities. The cumulative effect of inflation over time results in significantly higher operating costs and facility replacement costs, which must be recovered from future cash flows.

Our regulated water companies’ ability to recover its increased expenses and/or investment in utility plant is dependent on the rates we charge our customers. Changes to these rates must be approved by PURA and MPUC through formal rate proceedings. Due to the subjectivity of certain items involved in the process of establishing rates such as customer usage, future customer growth, inflation, and allowed return on investment, we have no assurance that we will be able to raise our rates to a level we consider appropriate, or to raise rates at all, through any future rate proceeding.

Our regulated water utilities are also subject to environmental and water quality regulations, which are continually modified and refined to ensure the safety of the Company’s water sources and, ultimately, the public’s health. Costs to comply with environmental and water quality regulations are substantial. The costs to comply with future changes in state or federal regulations, which could require us to modify current filtration facilities and/or construct new ones, or to replace any reduction of the safe yield from any of our current sources of supply, could be substantial. While there can be no guarantee that all expenditures related to increased regulation will be recoverable in rate proceedings, the Company believes that the regulatory environment in Connecticut and Maine would allow prudent expenditures to be recovered in rates. To date, the Company has never had any costs associated with water quality and environmental spending refused in a general rate proceeding. The Company believes that it is in compliance with current regulations, but the regulations are subject to change at any time.

Recognizing the increasing importance of managing and protecting electronic data, the Company, beginning in 2014, partnered with a consulting firm to evaluate the Company’s cyber security strengths and vulnerabilities and to help in creating an evaluation of the Company’s current information technology (“IT”) structure within the organization. In April 2014, a cyber security assessment analysis identified and prioritized steps that the Company should take to enhance its security surrounding cyber security. In September 2014, the consultant delivered a report related to the IT structure which contained recommendations aimed at strengthening the IT organization. The Company has implemented the recommendations contained in the cyber security assessment. Since the implementation of those recommendations, the Company has focused on the following initiatives:

•	Cyber security architecture;

•	Disaster recovery automation;

•	Web security;

•	Systems controls;

•	Program awareness;

•	Cyber training for employees;

•	Phishing campaigns;

•	Systems patch management; and

•	Supporting cyber policy for all projects or ongoing practices.

Critical Accounting Policies and Estimates

The Company’s Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and as directed by the regulatory commissions to which the Company’s Regulated Companies are subject. (See Note 1 to the Consolidated Financial Statements for a discussion of our significant accounting policies). The Company believes the following policies and estimates are critical to the presentation of its Consolidated Financial Statements.

Public Utility Regulation – Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 980 “Regulated Operations” (“FASB ASC 980”), requires cost-based, rate-regulated enterprises such as the Regulated Companies to reflect the impact of regulatory decisions in their financial statements. The state regulators, through the rate regulation process, can create regulatory assets that result when costs are allowed for ratemaking purposes in a period after the period in which costs would be charged to expense by an unregulated enterprise. The balance sheet includes regulatory assets and liabilities as appropriate, primarily related to income taxes, post-retirement benefit costs and deferred revenues associated with the WRA. The Company believes, based on current regulatory circumstances, that the regulatory assets recorded are probable to be recovered and that its use of regulatory accounting is appropriate and in accordance with the provisions of FASB ASC 980.

Revenue Recognition – The Company’s accounting policies regarding revenue recognition by segment are as follows:

Water Operations – Most of our water customers are billed quarterly, with the exception of larger commercial and industrial customers, as well as certain public and private fire protection customers who are billed monthly. Most customers, except fire protection customers, are metered. Revenues from metered customers are based on their water usage multiplied by approved, regulated rates and are earned when water is delivered. Public fire protection revenues are based on the length of the water main, and number of hydrants in service and are earned on a monthly basis. Private fire protection charges are based on the diameter of the connection to the water main. Our Regulated Companies accrue an estimate for metered customers for the amount of revenues earned relating to water delivered but unbilled at the end of each quarter, which is reflected as “Accrued Unbilled Revenues” in the balance sheets included in the Audited Consolidated Financial Statements. Beginning in 2013, Connecticut Water began to record deferred revenue to represent under collection from customers based upon allowed revenues as approved by PURA. On March 31, 2017, HVWC calculated its actual revenues compared to allowed revenues dating back to May 1, 2015, for collection from customers, as allowed by a PURA order. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting” in the Company’s “Notes to the Consolidated Financial Statements” included in the Audited Consolidated Financial Statements.

Real Estate Transactions – Revenues are recorded when a sale or other transaction has been completed and title to the real estate has been transferred. Net income from the Real Estate Transactions segment is shown net in the “Other Income (Deductions), Net of Taxes” portion of the Company’s Consolidated Statements of Net Income included in the Company’s Audited Consolidated Financial Statements. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting” in the Company’s “Notes to the Consolidated Financial Statements” included in the Company’s Audited Consolidated Financial Statements.

Services and Rentals – Revenues are recorded when the Company has delivered the services called for by contractual obligation. Net income from the Services and Rentals segment is shown net in the “Other Income (Deductions), Net of Taxes” portion of the Company’s Consolidated Statements of Income included in the Company’s Audited Consolidated Financial Statements. More detailed information, including revenues, costs and income taxes associated with the segment can be found in Note 14, “Segment Reporting” in the Company’s “Notes to the Consolidated Financial Statements” included in the Company’s Audited Consolidated Financial Statements.

Income Taxes – The Company provides income tax expense for its utility operations in accordance with the regulatory accounting policies of the applicable jurisdictions. The Company’s income tax provision is calculated on a separate return basis. For Connecticut Water , PURA requires the flow-through method of accounting for most state tax temporary differences as well as for certain federal temporary differences. For Avon Water , PURA requires the flow-through method of accounting for most state temporary differences and normalized accounting for most federal temporary differences. PURA has allowed the flow-through method of accounting stemming from Avon Water’s adoption of the IRS’ Repair Regulations. For HVWC, PURA requires normalized accounting for federal and state temporary differences. The MPUC requires the flow-through method of accounting for most state temporary differences and normalized accounting for most federal temporary differences. In its approvals of the stipulation agreements between Maine Water and the Office of the Public Advocate, issued in 2015, the MPUC has allowed the flow-through method of accounting stemming from Maine Water’s adoption of the IRS’ Repair Regulations in all of its divisions.

The Company computes deferred tax liabilities for all temporary book-tax differences using the liability method prescribed in FASB ASC 740 “Income Taxes” (“FASB ASC 740”). Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. Deferred tax liabilities that have not been reflected in tax expense due to regulatory treatment are reflected as Unfunded Future Income Taxes, and are expected to be included in future years’ rates. During the quarter ended December 31, 2017 the Company recorded the impact of the Tax Cuts and Jobs Act (“Tax Act”). As a result, the Company re-measured Deferred Tax Assets and Liabilities to reflect the enacted legislation and recorded a Regulatory Liability of $27.1 million to capture the excess accumulated deferred income taxes for items included in rates that follow the normalized method of accounting. Unrecovered Income Taxes and Unfunded Future Income Taxes were written down by $32 million to reflect the reduced tax rate for items that follow the flow-through method of accounting. Pursuant to ASU 2018-02, the Company has elected to reclassify the stranded tax effects of the 2017 Tax Act from AOCI to Retained Earnings in the amount of $70,482. These stranded taxes relate to post-retirement obligations of the Company. For more information on the Tax Act, please see Note 2 of the Audited Consolidated Financial Statements.

The Company believes that deferred income tax assets, net of provisions, will be realized in the future. The majority of Unfunded Future Income Taxes, prior to 2013, relate to deferred state income taxes regarding book to tax depreciation differences. Beginning in 2013, basis differences resulting from the repair tax deduction contributed to the change in unfunded income taxes.

Deferred Federal and State Income Taxes include amounts that have been provided for accelerated depreciation subsequent to 1981, as required by federal income tax regulations, as well as the basis differences associated with expenditures qualifying for repair tax deductions as clarified by the IRS in regulations issued in 2013. Deferred taxes have also been provided for temporary differences in the recognition of certain expenses for tax and financial statement purposes as allowed by regulatory ratemaking policies.

Employee Benefit Plan Accounting – Management evaluates the appropriateness of the discount rate through the modeling of a bond portfolio which approximates the pension and post-retirement plan liabilities. Management further considers rates of high quality corporate bonds of approximate maturities as published by nationally recognized rating agencies consistent with the duration of the Company’s pension and post-retirement plans.

The discount rate assumption we use to value our pension and post-retirement benefit obligations has a material impact on the amount of expense we record in a given period. Our 2017 and 2016 pension expense was calculated using assumed discount rates of 4.10% and 4.30%, respectively. Our 2017 and 2016 post-retirement welfare expense was calculated using assumed discount rates of 3.95% and 4.15%, respectively. In 2018, our pension and post-retirement welfare expense will be calculated using assumed discount rates of 3.60% and 3.50%, respectively. The following table shows how much a one percent change in our assumed discount rate would have changed our reported 2017 pension and post-retirement expense:

	Increase (Decrease) in Pension Expense	Increase (Decrease) in Post-retirement Expense
1% Increase in the discount rate	$(1,462,000)	$(177,000)
1% Decrease in the discount rate	$1,762,000	$208,000

Other assumptions that affect the costs associated with our benefit plans include the assumed rate of return on plan assets and the expected rate of compensation increase. The Company has assumed an 7.25% return on plan investments for 2017 and 2016, and a 4.00% rate of compensation increase for our pension and post-retirement welfare plans, in 2017 and 2016. The assumed health care trend rate was 8.25% and 8.25% at December 31, 2017 and 2016, respectively. RP 2017, a mortality table issued by the Society of Actuaries in 2017, was used in determination of our pension and post-retirement benefit obligations as of December 31, 2017 and projected costs for 2018.

Goodwill – As part of the purchase of regulated water companies, the Company recorded goodwill of $67.0 million and $30.4 million as of December 31, 2017 and 2016, respectively, representing the amount of the purchase price over net book value of the assets acquired. The increase of $36.6 million during 2017 is related to the acquisitions of HVWC and Avon Water during the year. The Company accounts for goodwill in accordance with Accounting Standards Codification 350 “Intangibles – Goodwill and Other” (“FASB ASC 350”).

As part of FASB ASC 350, the Company is required to perform an annual review of goodwill for any potential impairment, which we perform as of December 31 each year. We update the assessment between the annual testing if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performed a quantitative analysis of impairment as of December 31, 2017, which concluded that the estimated fair value of the Water Operations reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount by at least 122% as of December 31, 2017. Additionally, the Company believes that no event has occurred which would trigger impairment.

As allowed under FASB ASC 350, the Company performed a qualitative analysis of its goodwill for the year ended December 31, 2016. A qualitative analysis includes a review of internal and external factors that could have an impact on a reporting unit’s fair value when compared to its carrying amount. These factors included a review of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, company specific events, changes in reporting units and a review of the Company’s stock price. Based on these factors and other factors considered in its quantitative analysis, the Company believes that it is more likely than not that the fair market value is more than the carrying value of the Water Operation Segment and therefore, no goodwill impairment was recognized in 2017 and 2016.

We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors that are beyond our control and unrelated to our performance. Those market events could include a decline in the forecasted results in our business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit. Recognition of impairments of a significant portion of goodwill would negatively impact our reported results of operation and total capitalization, the effects of which could be material and could make it more difficult to maintain our credit ratings, secure financing on favorable terms, maintain compliance with debt covenants and meet expectations of our regulators.

FINANCIAL CONDITION

Liquidity and Capital Resources

The Company is not aware of any demands, events, or uncertainties that will result in a decrease of liquidity or a material change in the mix or relative cost of its capital resources, other than those outlined below.

Borrowing Facilities

The Company maintains a $15.0 million line of credit agreement with CoBank, ACB, that is currently scheduled to expire on July 1, 2020. The Company maintains an additional line of credit of $45.0 million with RBS Citizens, N.A., with an expiration date of April 25, 2021. Additionally, Avon Water maintains a $3.0 million line of credit with Northwest Community Bank, with an expiration date of September 30, 2018. As of December 31, 2017 the total lines of credit available to the Company were $63.0 million. As of December 31, 2017 and 2016, the Company had $19.3 million and $33.0 million of “Interim Bank Loans Payable”, respectively. As of December 31, 2017, the Company had $43.7 million in unused lines of credit. Interest expense charged on interim bank loans will fluctuate based on market interest rates.

At December 31, 2017 and 2016, the weighted average interest rates on these short-term borrowings outstanding was 3.4% and 2.7%, respectively.

In April 2016, Connecticut Water filed an application with PURA to issue promissory notes in the aggregate principal amount of up to $49,930,000 with CoBank, ACB (“CoBank”) under its existing Master Loan Agreement by and between Connecticut Water and CoBank dated October 29, 2012, in order for Connecticut Water to redeem its $19,930,000 2009A Series of outstanding Water Facility Revenue Bonds previously issued by the Connecticut Development Authority (the “2009A Bonds”) and to provide $30,000,000 to partially fund its ongoing construction program. On June 1, 2016, Connecticut Water issued $30,000,000, at 4.36%, in debt under its existing Master Loan Agreement with CoBank, with a maturity date of May 20, 2036. On July 7, 2016, Connecticut Water issued $19,930,000, at 4.04%, in debt under its existing Master Loan Agreement with CoBank, with a maturity date of July 7, 2036. Connecticut Water used the proceeds to immediately pay off the $19,930,000 2009A Series of outstanding Water Facility Revenue Bonds.

On January 10, 2017, Maine Water executed and delivered to CoBank a new Promissory Note and Single Advance Term Loan Supplement, dated January 10, 2017 (the “Third Promissory Note”). On the terms and subject to the conditions set forth in the Third Promissory Note issued pursuant to the Agreement, CoBank agreed to make an unsecured loan (the “Loan”) to Maine Water in the principal amount of $5,000,000 at 4.18%, due December 30, 2026. The proceeds of the Loan will be used to finance new capital expenditures and refinance existing debt owed to the Company, incurred in connection with general water system improvements.

On August 28, 2017, the Company executed and delivered to CoBank a new Promissory Note and Supplement (2017 Single Advance Term Loan) (the “2017 Promissory Note”). On the terms and subject to the conditions set forth in the 2017 Promissory Note issued pursuant to the Company’s Master Loan Agreement, CoBank agreed to make a term loan (the “Loan”) to the Company in the principal amount of $15,000,000. Under the 2017 Promissory Note, the Company will pay interest on the Loan at a fixed rate of 4.15% per year through August 20, 2037, the maturity date of the Loan.

On September 28, 2017, Connecticut Water completed the issuance of $35,000,000 aggregate principal amount of its 3.53% unsecured Senior Notes due September 25, 2037 (the “Senior Notes”). The Senior Notes were issued pursuant to the Note Purchase Agreement dated as of September 28, 2017 (the “Purchase Agreement”) between and among Connecticut Water, NYL Investors, LLC (“NY Life”), as agent, and the Purchasers listed in the Purchaser Schedule attached to the Purchase Agreement, in a private placement financing exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds of the sale of the Senior Notes were used by Connecticut Water to repay loans from the Company the proceeds of which were used for capital expenditure projects by Connecticut Water. The Senior Notes bear interest at the rate of 3.53% per annum, payable semi-annually on March 27 and September 27 of each year commencing on March 27, 2018. The principal amount of the Senior Notes, if not previously paid, shall be due on September 25, 2037. The Senior Notes are callable in whole or in part, subject to a make-whole amount.

During the year ending December 31, 2017, the Company paid approximately $119,000 related to CTWS’s 2017 CoBank issuance as well as $1,079,000 related to CTWS’s Term Loan Note issued as part of the 2012 acquisition of Maine Water, approximately $1,815,000 in sinking funds related to Maine Water’s outstanding bonds, an additional $1,965,000 related to a CoBank loan to Maine Water that matured in 2017, approximately $88,000 related to HVWC’s mortgage loan and $129,000 related to Avon Water’s mortgage loan.

Capital Budget

In 2017, the Company spent $51.5 million on capital projects. The Company used a combination of its internally generated funds, borrowings under its lines of credit, the August and September 2017 long term debt issuances by the Company and Connecticut Water, respectively, and the January 2017 long term debt issuance by Maine Water to fund this construction budget.

The following table shows the total construction expenditures excluding non-cash contributed utility plant for each of the last three years and what we expect to invest on construction projects in 2018.

	Gross Construction Expenditures	Construction Funded by Developers & Others	Construction Funded by Company
2017	$53,796,000	$2,253,000	$51,543,000
2016	$67,887,000	$1,548,000	$66,339,000
2015	$48,555,000	$781,000	$47,774,000
2018 (Projected)	$66,200,000	**	$66,200,000

** – The Company cannot predict the amount of construction funded by others.

Credit Rating

In January 2018, Standard & Poor’s Rating Services (“S&P”) affirmed its ‘A’ corporate credit rating on the Company. Additionally, S&P revised the Company’s ratings outlook as negative due to their view that the recently revised corporate tax code could potentially strain cash flows if our regulators determine a reduction in revenue requirements is appropriate and a potential weakening of consolidated financial measures due to our growth strategy and high capital spending requirements.

Stock Plans

The Company offers a dividend reinvestment and stock purchase plan (“DRIP”) to all registered shareholders, and to the customers and employees of our regulated water companies, whereby participants can opt to have cash dividends directly reinvested into additional shares of the Company. In August 2011, the Board of Directors approved amendments to the DRIP (effective as of January 1, 2012) that permit the Company to add, at the Company’s discretion, an “up to 5.00% purchase price discount” feature to the DRIP which is intended to encourage greater shareholder, customer and employee participation in the DRIP. In August 2014, the Board of Directors approved further amendments to the DRIP to reflect the Company’s appointment of a new common stock transfer agent. In August 2017, the Board of Directors approved amendments to the DRIP to permit persons who are not registered shareholders of the Company to participate in the plan with a minimum purchase of $500 and to modify the monthly minimum and quarterly maximum cash purchases permitted under the plan. During the years ended December 31, 2017 and 2016, participants reinvested $1,404,000 and $1,610,000, respectively, as part of the DRIP.

Construction Expenditures

During 2017, the Company incurred approximately $53.8 million of construction expenditures, including approximately $2,253,000 funded by developers and others. The Company financed the expenditures through internally generated funds, long-term debt issuances, proceeds from its dividend reinvestment plan, customers’ advances, contributions in aid of construction and short-term borrowings.

Our Board of Directors has approved a $66.2 million construction budget for 2018, net of amounts to be financed by customer advances and contributions in aid of construction. The Company will fund the capital budget through a combination of its internally generated funds, borrowing under its available lines of credit and a potential new debt issuance by Maine Water in 2018.

As the Company looks forward to 2018 and 2019, it anticipates continued reinvestment to replace aging infrastructure and to seek recovery of these costs through periodic WICA and WISC applications. The total cost of that investment may exceed the amount of internally generated funds. The Company expects to rely upon its internally generated funds and short-term borrowing facilities and new debt issuances over the next 12-24 months.

Off-Balance Sheet Arrangements and Contractual Obligations

We do not use off-balance sheet arrangements such as securitization of receivables with any unconsolidated entities or other parties. The Company does not engage in trading or risk management activities and does not have material transactions involving related persons.

The following table summarizes the Company’s future contractual cash obligations as of December 31, 2017:

Payments due by Periods

(in thousands)

Contractual Obligations	Total	Less than 1 year	Years 2 and 3	Years 4 and 5	More than 5 years
Long-Term Debt (LTD)	$263,626	$6,173	$16,140	$45,352	$195,961
Interest on LTD	124,240	10,325	19,853	18,862	75,200
Operating Lease Obligations	155	113	36	4	2
Purchase Obligations (1) (2) (3) (4)	83,672	1,524	3,096	3,000	76,052
Long-Term Compensation Agreements (5)	52,542	4,428	7,767	7,765	32,582

Total (6) (7)	$524,235	$22,563	$46,892	$74,983	$379,797

1.

Connecticut Water has an agreement with the South Central Connecticut Regional Water Authority (“RWA”) to purchase water from RWA. The agreement was signed in April 2006 and became effective upon the receipt of all regulatory approvals in 2008 and will remain in effect for a minimum of fifty years upon becoming effective. Connecticut Water will pay RWA $75,000 per year as part of a capacity agreement, for a total of 14 years, starting on the effective date of the agreement. In addition, Connecticut Water is able, but under no obligation, to purchase up to one million gallons of water per day at the then current wholesale rates per the agreement.

2.

Connecticut Water has an agreement with The Metropolitan District (“MDC”) to purchase water from MDC to serve the Unionville system. The agreement became effective on October 6, 2000 and has a term of fifty years beginning May 19, 2003, the date the water supply facilities related to the agreement were placed in service. Connecticut Water agrees to purchase 283 million gallons of water annually from MDC.

3.

Connecticut Water has a 99 year lease with 19 Perry Street to obtain well water for its public water supply system. The agreement became effective in 1975 and is based on current water rates in effect each year. There is no limitation on the amount of water that can be withdrawn from the leased property.

4.

Maine Water has an agreement with the Kenebec Water District for potable water service. The agreement was extended and became effective on November 7, 2015 for a new term of 5 years. Maine Water guarantees a minimum consumption of 63.5 million gallons of water annually. Water sales to Maine Water are billed at a flat rate per gallon plus the monthly minimum tariff rate for a 4-inch metered service.

5.

Pension and post retirement contributions cannot be reasonably estimated beyond 2018 and may be impacted by such factors as return on pension assets, changes in the number of plan participants and future salary increases.

6.

We pay refunds on Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2027 and amounts not paid by the contract expiration dates become non-refundable.

7.	We intend to fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

In addition to the obligations disclosed in the contractual obligations table above, we have uncertain tax positions of $4.6 million. Although we believe our tax positions comply with applicable law, we have made judgments as to the sustainability of each uncertain tax position based on its technical merits. Due to the uncertainty of future cash outflows, if any, associated with our uncertain tax positions, we are unable to make a reasonable estimate of the timing or amounts that may be paid.

RESULTS OF OPERATIONS

Overview of 2017 Results from Operations

Net Income for 2017 was $25,054,000, or $2.17 basic earnings per share, an increase of $1,667,000, or $0.05 basic earnings per share, compared to 2016. The increase in earnings was principally due to higher net income in our Water Operations segment due to ongoing investment in water infrastructure and the recovery of that investment through WICA and WISC, the incremental impact the acquisitions of HVWC and Avon Water added in 2017, and the reduction in federal tax reserves no longer deemed necessary. Changes in net income for our segments were as follows (in thousands):

Business Segment	2017 Net Income	2016 Net Income	Increase (Decrease)
Water Operations	$23,854	$22,222	$1,632
Real Estate	33	(54)	87
Services and Rentals	1,167	1,219	(52)

Total	$25,054	$23,387	$1,667

Water Operations

The increase in net income from Water Operations for 2017 compared to 2016 was $1,632,000, or 7.3%. The Net Income from Water Operations for the years ended December 31, 2017 and 2016 were each impacted by non-recurring items. During the year ended December 31, 2017, the Company recorded the impact of the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted on December 22, 2017. Among other provisions, the Tax Act reduces the federal corporate tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. As a result, the Company remeasured deferred tax assets and liabilities and incurred expense for the remeasurement of the deferred tax assets of $1.5 million on our income tax expense related to long-term deferred tax assets during the quarter ended December 31, 2017, which impacted the Other line on the Other Income (Deductions), Net of Taxes portion of the Consolidated Statement of Income included in the Company’s Audited Consolidated Financial Statements.

The Net Income from Water Operations for the year ended December 31, 2017 were impacted positively by a partial reversal of previously established tax provisions. During the year ended December 31, 2017, new information caused the Company to undertake a review of its provision recorded associated with the repair deduction. While the Company maintains the belief that the deduction taken on its tax return is appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000. During the Company’s review of the position through the quarter ended June 30, 2017, the impact of new information on Connecticut Water caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ended September 30, 2017 an additional $810,000 was reversed due to statute expiration. In the quarter ended December 31, 2017, continued analysis resulted in the reversal of a portion of the provision in the amount of $1,620,000 for a total reversal of $6,039,000 during the year ended December 31, 2017. In future years, the Company expects to add to this provision based on capital spending and also decrease the provision based on statute expirations.

During the year ended December 31, 2016, the Company reversed incorrectly recorded mark-to-market expense as an out-of-period adjustment resulting in a one-time benefit (reduction) of approximately $1.6 million in Operation and Maintenance expense.

A breakdown of the components of the increase in net income from Water Operations is as follows (in thousands):

	2017	2016	Increase (Decrease)
Operating Revenues	$107,054	$98,667	$8,387
Operation and Maintenance	48,017	44,191	3,826
Depreciation	16,684	13,905	2,779
Income Taxes	(1,993)	2,570	(4,563)
Taxes Other than Income Taxes	10,941	9,796	1,145
Other Utility Income	824	744	80
Other (Deductions) Income	(2,308)	(1,009)	(1,299)
Interest and Debt Expense (net of AFUDC)	8,067	5,718	2,349

Total Net Income from Water Operations	$23,854	$22,222	$1,632

Revenue from our water customers increased by $8,387,000, or 8.5%, to $107,054,000 for the year ended December 31, 2017 when compared to the same period in 2016. The primary drivers of higher revenues were the acquisitions of HVWC and Avon Water on February 27 and July 1, respectively. These acquisitions added approximately $5,802,000 in new revenues during 2017. The remaining $2,585,000 increase is primarily attributable to increased rates in 2017 associated with recurring WICA charges in Connecticut and WISC charges in Maine.

Operation and Maintenance (“O&M”) expense increased by $3,826,000, or 8.7%, during the year ended December 31, 2017 when compared to the 2016 period, primarily due to the acquisitions of HVWC and Avon Water on February 27 and July 1, respectively. HVWC and Avon Water added approximately $2,711,000 of additional O&M expense during 2017. The following table presents the components of O&M expense for the year ended December 31, 2017 and 2016, both including and excluding the impact of the HVWC and Avon Water acquisitions (in thousands):

	2017	2016	Increase / (Decrease)	HVWC and Avon Water O&M	Adjusted Increase / (Decrease)
Mark-to-market	$13	$(1,401)	$1,414	$—	$1,414
Outside services	3,793	3,284	509	127	382
Maintenance	3,976	3,312	664	389	275
Payroll	16,941	15,812	1,129	948	181
Subscriptions and dues	393	247	146	3	143
Property and liability insurance	1,661	1,542	119	68	51
Investor relations	809	775	34	34
Medical	2,629	2,597	32	39	(7)
Utility costs	4,354	3,899	455	459	(4)
Vehicles	1,748	1,793	(45)	34	(79)
Purchased water	1,559	1,675	(116)	35	(151)
Pension	2,925	3,096	(171)	2	(173)
Customer	1,734	1,829	(95)	96	(191)
Water treatment (including chemicals)	2,695	2,702	(7)	201	(208)
Other benefits	1,123	1,947	(824)	79	(903)
Other	1,664	1,082	582	231	351

Total	$48,017	$44,191	$3,826	$2,711	$1,115

The changes in individual items are described below:

•

The increase in mark-to-market expense was related to an out-of-period adjustment made during the second quarter of 2016 related to stock-based performance awards previously granted to officers of the Company. The Company had mistakenly marked certain stock-based performance awards classified as equity awards to the market price of the Company’s common stock price at the end of each reporting period. During the second quarter of 2016, the Company reversed all of the incorrectly recorded mark-to-market expense resulting in a one-time benefit of $2.6 million, including a reversal of approximately $1.0 million in expense related to the first quarter of 2016 for a net out-of-period adjustment of $1.6 million;

•

The increase in Outside services was primarily due to higher auditing fees, higher outside labor costs and an increase in the use of consultants during the year ended December 31, 2017 when compared to the year ending December 31, 2016. These increases were partially offset by a decrease in legal fees during 2017;

•	Payroll costs increased primarily due higher wages in the year ended December 31, 2017 compared to 2016;

•	Subscriptions and dues increased primarily due to a new training module in use by the Company in 2017 that was not fully in use in 2016; and

•	Property and liability insurance costs increased in 2017 over 2016 due to higher premiums on the Company’s insurance coverage stemming from growth of insurable assets.

The O&M increases detailed above were offset by the following decreases to O&M expense:

•

The decrease in the Other benefits was primarily due to the resignation of the Company’s former Chief Executive Officer. As a result of his departure, the executive forfeited previously awarded performance stock awards that had not vested and, in the third quarter of 2017, the Company reversed the expense recognized in previous periods associated with those unvested awards;

•	Water treatment costs decreased due to a decrease in the cost of chemicals used in the treatment process;

•

Customer costs decreased due to a reduction in costs associated with a voluntary water conservation program that rewards customers for reducing their consumption by 10% that was in effect during 2016, lower uncollectible accounts charges, reduced costs associated with customer communications, and a decrease in outside collection efforts during the year ended December 31, 2017;

•

Pension costs decreased primarily due to the plan’s 2016 asset returns which were higher than expected and the Company’s $5.5 million contribution to the pension plan in the first half of 2016. The higher asset value led to a higher expected return component in the 2017 expense as well as a lower recognized gain/loss component. This decrease was partially offset by a decrease in the discount rate used in determining 2017 expense compared to the discount rate used to determine the 2016 expense; and

•

Purchased water decreased in 2017 primarily due to the end of drought like conditions that persisted through much of 2016, causing the Company to purchase water from neighboring utilities to meet customer demand. As the drought conditions improved during 2017, the need to purchase water lessened.

The Company’s Depreciation expense increased $2,779,000, or 20.0%, when comparing 2017 to 2016, of which, approximately $1,137,000 is associated with depreciation at HVWC and Avon Water. The primary driver of the increase in Depreciation expense was a higher Utility Plant balance in 2017 than in 2016 due to normal plant additions, including the upgrades to Connecticut Water’s Rockville Water Treatment Plant that was completed in 2017.

Income Tax expense associated with “above the line” Water Operations decreased by $4,563,000 in the year ended December 31, 2017 when compared to the same period in 2016 due to the reversal of previously established provisions, as discussed above.

Total Interest and Debt Expense, net of Allowance for Funds Used During Construction (“AFUDC”) increased by $2,349,000 in the year ended December 31, 2017 when compared to the same period in 2016. Approximately

$307,000 of this increase is attributable to the acquisitions of HVWC and Avon Water. The primary reason for the remainder of the increase was the higher interest costs related to new debt issued by the Company, Connecticut Water and Maine Water in 2017 and full year’s worth of interest on Connecticut Water’s 2016 issuance.

Real Estate

Income from the Real Estate segment is largely dependent on the tax deductions received on donations and, or, sales of available land. This typically occurs when utility-owned land is deemed to be unnecessary to protect water sources. During 2017, Maine Water sold a small parcel of land and Connecticut Water sold a small property, together these transactions generated approximately $33,000 in net income in the Real Estate segment.

During 2016, the Company recorded a valuation allowance on a previously completed land donation and the sale of a small parcel of land in Connecticut. These transactions generated $54,000 in net loss in the Real Estate segment.

Other

The increase in net loss seen in the year ended December 31, 2017 in “Other” under “Other Income (Deductions), Net of Taxes” was primarily due to the impacts of the implementation of the Tax Act and the resulting treatment of previously deferred federal income taxes, as discussed above.

Overview of 2016 Results from Operations

Net Income for 2016 was $23,387,000, or $2.12 basic earnings per share, an increase of $626,000, or $0.05 basic earnings per share, compared to 2015. The increase in earnings was principally due to higher net income in our Water Operations segment due to ongoing investment in water infrastructure and the recovery of that investment through WICA and WISC. These investments drove both a revenue increase and lower current income tax expense as a result of the continued application of the Repair Regulations. Changes in net income for our segments were as follows (in thousands):

Business Segment	2016 Net Income	2015 Net Income	Increase (Decrease)
Water Operations	$22,222	$21,018	$1,204
Real Estate	(54)	349	(403)
Services and Rentals	1,219	1,394	(175)

Total	$23,387	$22,761	$626

Water Operations

The increase in net income from Water Operations for 2016 compared to 2015 was $1,204,000, or 5.7%. The Net Income from Water Operations for the years ended December 31, 2016 and 2015 were each impacted positively by non-recurring items. During the year ended December 31, 2016, the Company reversed incorrectly recorded mark-to-market expense as an out-of-period adjustment resulting in a one-time benefit (reduction) of approximately $1.6 million in O&M expense. During the twelve months ended December 31, 2015, the Company recorded an approximate $2.1 million reduction to Income Tax expense related to a June 2015 MPUC approval of a settlement agreement between Maine Water and the State of Maine’s Office of Public Advocate that in part allowed for the flow through benefit of Maine Water’s adoption of the IRS’s Repair Regulations and the reversal of previously established reserves after the completion of an IRS audit of the Company’s 2012 federal tax return. The items discussed in detail below reflect the approximate $1.1 million increase in Net Income related to Water Operations for the year ended December 31, 2016 after the impact of the above non-recurring items. A breakdown of the components of this increase was as follows (in thousands):

	2016	2015	Increase (Decrease)
Operating Revenues	$98,667	$96,041	$2,626
Operation and Maintenance	44,191	48,052	(3,861)
Depreciation	13,905	12,871	1,034
Income Taxes	2,570	(818)	3,388
Taxes Other than Income Taxes	9,796	9,294	502
Other Utility Income	744	797	(53)
Other (Deductions) Income	(1,009)	(214)	(795)
Interest and Debt Expense (net of AFUDC)	5,718	6,207	(489)

Total Net Income from Water Operations	$22,222	$21,018	$1,204

Revenue from our water customers increased by $2,626,000, or 2.7%, to $98,667,000 for the year ended December 31, 2016 when compared to the same period in 2015. The primary drivers of higher revenues were the increased rates in 2016 associated with recurring WICA charges in Connecticut and WISC charges in Maine. In 2016, WRA revenues were $1,132,000 compared to $1,583,000 in 2015. The reduction in WRA revenues was due primarily to an increase in billed revenues in 2016 compared to 2015.

O&M expense decreased by $3,861,000, or 8.0%, during the year ended December 31, 2016 when compared to the 2015 period, primarily due a decrease in expenses related to pension and post-retirement medical costs due to higher discount rates used to determine yearly expense and to the out-of-period adjustment related to stock-based compensation made during 2016. The following table presents the major components of O&M expense (in thousands):

Expense Components	2016	2015	Increase (Decrease)
Mark-to-market	$(1,401)	$265	$(1,666)
Pension	3,096	4,382	(1,286)
Outside services	3,284	4,224	(940)
Payroll	15,812	16,110	(298)
Post-retirement medical	440	729	(289)
Maintenance	3,312	3,567	(255)
Utility costs	3,899	4,126	(227)
Water treatment (including chemicals)	2,702	2,740	(38)
Property and liability insurance	1,542	1,530	12
Vehicles	1,793	1,666	127
Purchased water	1,675	1,423	252
Customer	1,829	1,494	335
Medical	2,597	2,126	471
Other benefits	1,946	1,211	735
	1,665	2,459	(794)

Total	$44,191	$48,052	$(3,861)

The changes in individual items are described below:

•

The decrease in mark-to-market expense was related to an out-of-period adjustment made during the second quarter of 2016 related to stock-based performance awards previously granted to officers of the Company. The Company had mistakenly marked certain stock-based performance awards classified as equity awards to the market price of the Company’s common stock price at the end of each reporting period. During the second quarter of 2016, the Company reversed all of the incorrectly recorded mark-to-market expense resulting in a one-time benefit of $2.6 million, including a reversal of approximately $1.0 million in expense related to the first quarter of 2016 for a net out-of-period adjustment of $1.6 million;

•	Pension and post-retirement medical costs decreased primarily due to an increase in the discount rate used in determining 2016 expense compared to the discount rate used to determine the 2015 expense;

•

Outside services expenses decreased in 2016 primarily due to a reduction in costs associated with contractors and consultants. During 2015, the Company was involved in initiatives surrounding succession planning and risk management that were heavily reliant on consultants to assist with assessments prior to the Company implementing the assessments with internal labor;

•	Payroll costs decreased in 2016 when compared to 2015 primarily due to the amount of employee time charged to capital projects increasing in 2016 when compared to 2015; and

•	Utility costs decreased primarily due to decreased primarily due to a reduction in telephone related expenses, as well as a decrease in heating and electric costs.

The decreases detailed above were offset by the following increases to O&M expense:

•	Other benefits increased in 2016 when compared to 2015 primarily due to increased costs associated with a non-officer incentive plan and the Company’s performance stock plan offered to officers;

•	Medical costs in 2016 were higher than 2015 primarily due to an increase in medical claims made by employees and their families;

•

Customer related expenses increased from 2015 levels due to an increase in uncollectible accounts during 2016 and costs associated with a Company sponsored conservation drive that rewarded customers that were able to reduce their annual consumption by 10%; and

•

Purchased water costs increased primarily due to an increase in the amount of water purchased from neighboring utilities, particularly in the Company’s Shoreline Region in Connecticut which has experienced continuing drought conditions throughout 2016.

The Company’s Depreciation expense increased $1,034,000, or 8.0%, when comparing 2016 to 2015. The primary driver of the increase in Depreciation expense was a higher Utility Plant balance in 2016 due to normal plant additions.

Income Tax expense associated with Water Operations increased by $3,388,000 in the year ended December 31, 2016 when compared to the same period in 2015 due to a higher effective tax rate. The Company had a negative effective tax rate in 2015 primarily due to reversal of previously established provisions, the impact of returning of the repair tax benefit to customers in both Connecticut and Maine and the implementation of the MPUC order allowing flow through treatment of the repair deduction which was recorded in 2015.

Total Interest and Debt Expense, net of AFUDC decreased by $489,000 in the year ended December 31, 2016 when compared to the same period in 2015 due, primarily, to higher AFUDC earnings related to increased construction during 2016 when compared to 2015, partially offset by higher interest costs related to new debt issued by Connecticut Water in 2016 and full year’s worth of interest on Maine Water’s 2015 issuances.

Real Estate

Income from the Real Estate segment is largely dependent on the tax deductions received on donations and, or, sales of available land. This typically occurs when utility-owned land is deemed to be unnecessary to protect water sources. During 2016, the Company recorded a valuation allowance on a previously completed land donation and the sale of a small parcel of land in Connecticut. These transactions generated $54,000 in net loss in the Real Estate segment.

During 2015, the Company donated land associated with a previously sold land conservation easement in Connecticut and the sale of three small parcels of land in Maine. These transactions generated $349,000 in net income in the Real Estate segment.

Other

The increase in net loss seen in the year ended December 31, 2016 in “Other” under “Other Income (Deductions), Net of Taxes” was primarily due to costs due to the acquisitions of Heritage Village and Avon Water.

COMMITMENTS AND CONTINGENCIES

Water Supply – Connecticut Water has an agreement with the South Central Connecticut Regional Water Authority (“RWA”) to purchase water from RWA. The agreement was signed in April 2006 and became effective upon the receipt of all regulatory approvals in 2008 and remains in effect for a minimum of fifty years upon the effective date. Connecticut Water will pay RWA $75,000 per year, for a total of 14 years, starting on the effective date of the agreement. In addition, Connecticut Water is able, but under no obligation, to purchase up to one million gallons of water per day at the then current wholesale rates per the agreement. Connecticut Water has an agreement with The Metropolitan District (“MDC”) to purchase water from MDC to serve the Unionville system. The agreement became effective on October 6, 2000 and has a term of fifty years beginning May 19, 2003, the date the water supply facilities related to the agreement were placed in service. Connecticut Water agrees to purchase 283 million gallons of water annually from MDC. Connecticut Water has a 99 year lease with 19 Perry Street to obtain well water for its public water supply system. The agreement became effective in 1975 and is based on current water rates in effect each year. There is no limitation on the amount of water that can be withdrawn from the leased property. Maine Water has an agreement with the Kenebec Water District for potable water service. The agreement was extended and became effective on November 7, 2015 for a new term of 5 years. Water sales to Maine Water are billed at a flat rate per gallon plus the monthly minimum tariff rate for a 4-inch metered service. During 2017, 2016, and 2015, the Company spent $1,532,000, $1,556,000 and $1,112,000, respectively, on water purchased under these agreements. The Company’s expected payments related to these agreements for the years 2018 through 2022 will be as follows:

(in thousands)
2018	$1,524
2019	$1,567
2020	$1,528
2021	$1,476
2022	$1,524

Reviews by Taxing Authorities – On June 11, 2013, the Company was notified by the Connecticut Department of Revenue Services that its state tax filings for the years 2009 through 2011 would be reviewed beginning in the fourth quarter of 2013. On March 24, 2015, the Company was notified by the Connecticut Department of Revenue Services that the audit was expanded to include the 2012 and 2013 tax years. The State focused its review on tax credits associated with fixed capital investment. The Company and the State came to an agreement (“Closing Agreement”) regarding investments eligible for the credit. The Closing Agreement was executed on May 4, 2015. The Company had previously recorded a provision for the possible disallowance of these credits and, therefore, there was minimal impact in 2015.

On the 2012 tax return, filed in September 2013, Connecticut Water filed a change in accounting method to adopt the IRS temporary tangible property regulations. On the 2013 Federal tax return, filed in September 2014, Maine Water filed the same change in accounting method. This method change allowed the Company to take a current year deduction for expenses that were previously capitalized for tax purposes. Since the filing of the 2012 tax return, the IRS has issued final regulations. On February 11, 2014, the Company was notified by the IRS that its Federal tax filing for 2012 would be reviewed. This review, which began in the first quarter of 2014 and was completed in the first quarter of 2015, resulted in no change to the tax liability. Since the Company had previously recorded a provision for the possible disallowance of the repair deduction in those prior periods, the completion of the audit resulted in the reversal of the reserves in the amount of $1,185,000. During the year ended December 31, 2017 new information caused the Company to undertake a review of its provision recorded associated with the repair deduction. While the Company maintains the belief that the deduction taken on its tax return is appropriate, the methodology for determining the deduction has not been agreed to by the taxing authorities. During the Company’s review of the position through the quarter ended March 31, 2017, new information caused management to reassess the previously recorded provision. This reassessment resulted in the reversal of a portion of the provision related to the Maine subsidiary, in the amount of $1,164,000 in the first quarter of 2017. During the Company’s review of the position through the quarter ended June 30, 2017, the impact of new information on Connecticut Water caused management to reassess the previously recorded provision. The reassessment resulted in the reversal of a portion of the provision in the amount of $2,445,000. During the quarter ended September 30, 2017 an additional $810,000 was reversed due to statute expiration. In the quarter ended December 31, 2017, continued analysis resulted in the reversal of a portion of the provision in the amount of $1,620,000 for a total reversal of $6,039,000. In addition, as required by FASB ASC 740, during the year ended December 31, 2017, the Company recorded a provision of $1.2 million for a portion of the benefit that is not being returned to customers resulting from any possible tax authority challenge. The Company had previously recorded a provision of $9.4 million in the prior year for a cumulative total of $4.6 million.

The Company remains subject to examination by federal and state tax authorities for the 2014 through 2016 tax years. On April 26, 2017, Avon Water was notified by the IRS that its stand-alone Federal tax filing for 2015 was selected to be reviewed beginning in the second quarter of 2017. The Company believes that the deductions taken on Avon Water’s tax return are appropriate; therefore no provision was recorded during the year ended December 31, 2017 as required by FASB ASC 740.

Purchases of Equity Securities by the Company – In May 2005, the Company adopted a common stock repurchase program (“Share Repurchase Program”). The Share Repurchase Program allows the Company to repurchase up to 10% of its outstanding common stock, at a price or prices that are deemed appropriate. As of December 31, 2017, no shares have been repurchased. Currently, the Company has no plans to repurchase shares under the Share Repurchase Program.

Environmental and Water Quality Regulation – The Company is subject to environmental and water quality regulations. Costs to comply with environmental and water quality regulations are substantial. We are presently in compliance with current regulations, but the regulations are subject to change at any time. The costs to comply with future changes in state or federal regulations, which could require us to modify current filtration facilities and/or construct new ones, or to replace any reduction of the safe yield from any of our current sources of supply, could be substantial.

Legal Proceedings – We are involved in various legal proceedings from time to time. Although the results of legal proceedings cannot be predicted with certainty, there are no pending legal proceedings to which we, or any of our subsidiaries are a party, or to which any of our properties is subject, that presents a reasonable likelihood of a material adverse impact on the Company’s financial condition, results of operations or cash flows.

Rate Relief – The rates we charge our water and waste water customers in Connecticut and Maine are established under the jurisdiction of and are approved by PURA and MPUC, respectively. Connecticut Water’s allowed return on equity and return on rate base, effective as of December 31, 2017 were 9.75% and 7.32%, respectively. HVWC’s blended water and wastewater allowed return on equity and return on rate base, effective December 31, 2017, were 10.10% and 7.19%, respectively. Avon Water’s allowed return on equity and return on rate base, effective December 31, 2017, were 10.00% and 7.79%, respectively. Maine Water’s average allowed return on equity and return on rate base, as of December 31, 2017 were 9.50% and 7.96%, respectively.

Land Dispositions – The Company and its subsidiaries own additional parcels of land in Connecticut and Maine, which may be suitable in the future for disposition or for further protection through conservation easements, through sale or by donation to municipalities, other local governments or private charitable entities such as local land trusts. In Connecticut, these additional parcels would include certain Class I and II parcels previously identified for long term conservation by the Connecticut Department of Energy and Environmental Protection (“DEEP”), which have restrictions on development and resale based on provisions of the Connecticut General Statutes. In Maine, these parcels include primarily company-owned land used for water supply protection, and a permanent conservation easement may be appropriate for some parcels to ensure the permanent protection of the watersheds, while balancing the appropriate community and recreational use of the land.

Capital Expenditures – The Company has received approval from its Board of Directors to spend $66.2 million on capital expenditures in 2018, in part to fund improvements to water treatment plants and increased spending related to infrastructure improvements.